Exhibit 3.1

CONFIDENTIAL

AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT

OF

TEXAS PRECIOUS METALS TRUST
(formerly known as Teucrium Commodity Trust 2)

DATED AS OF April 24, 2026

TABLE OF CONTENTS

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TEXAS PRECIOUS METALS TRUST

AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT

WHEREAS, Teucrium Asset Management, LLC and Wilmington Trust, National Association formed the Trust, and the series therein listed in Schedule A, on September 16, 2025, as a statutory trust organized, pursuant to the Delaware Act and entered into a Declaration of Trust and Trust Agreement dated as of September 16, 2025 (as amended, the “Original Agreement and Declaration of Trust”);

WHEREAS, a Certificate of Amendment to the Certificate of Trust was executed and filed with the Secretary of State of the State of Delaware on September 22, 2025, to change the name of the Trust from “Teucrium Commodity Trust 2” to “Texas Precious Metals Trust”; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement and Declaration of Trust in its entirety to reflect the Trust’s name change and make certain other changes as set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party, hereby amends and restates the Original Agreement and Declaration of Trust in its entirety and agrees as follows:

ARTICLE I

PURPOSE AND DEFINITIONS

Section 1.01    Name. This trust continued hereby shall be known as the “Texas Precious Metals Trust.” The Sponsor shall conduct the business of the Trust under this name or any other name as the Sponsor may from time to time determine in its sole discretion. Any name change shall become effective on the execution by the Sponsor of an instrument setting forth the new name and the filing of a certificate of amendment pursuant to Section 3810(b)(1) of the Delaware Act. Any change in name of the Trust or any Series of the Trust (as defined in Article I, Section 1.03) shall not require the approval of the Shareholders but shall have the status of an amendment to this Declaration of Trust.

Section 1.02    Purpose. The purpose of the Trust is to provide Shareholders of each Series with direct or indirect exposure to commodities and/or commodity interests, including but not limited to Series that provide the economic effect of holding Metal (for example, Gold and Silver), and to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to that purpose or for which a Delaware statutory trust may be organized. It is the intention of the parties hereto that the Trust shall be a statutory trust organized in series, under the Delaware Act and that this Declaration of Trust and each Designation shall constitute the governing instrument of the Trust. The Sponsor intends for each Series to be operated and treated for U.S. federal income tax purposes as a “grantor trust” described in sections 671-679 of the Code. It is not the intention of the Sponsor to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust that has elected to be treated as a “grantor trust” described in sections 671-679 of the Code. All provisions in this Declaration of Trust are intended to be construed such that the Trust or any Series thereof does not lose its status as a “grantor trust.” The Trust shall be entitled to exercise all of the powers, rights and privileges granted to, or conferred upon, a statutory trust formed under the laws of the State of Delaware, now or hereafter in force; however, neither the Trust, Sponsor nor the Trustee (nor any agent of any such person) shall be authorized or empowered to do anything that would cause the Trust or a series of the Trust to fail to qualify as a “grantor trust” for U.S. federal income tax purposes.

Section 1.03    Definitions. Whenever used herein, unless otherwise required by the context or specifically provided:

(a)     “Administrator” means any Person from time to time engaged to perform administration services for the Trust and each Series pursuant to a written agreement with the Trust or Sponsor on behalf of the Trust and such Series and authority delegated by the Sponsor. The initial Administrator for the Trust and each Series as of the date hereof shall be U.S. BANCORP FUND SERVICES, LLC dba U.S. Bank Global Fund Services, a Wisconsin limited liability company.

(b)     “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

(c)     “Business Day” shall mean, with respect to a Series, any day other than a day: (1) when the exchange on which the Shares are principally traded is closed for regular trading; or (2) when banks are authorized to close in the United States or the State of Delaware; or (3) when banks in the United States or the State of Delaware are not open for a full business day and the order or other transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day.

(d)     “Certificate of Trust” means the Certificate of Trust of the Trust in the form filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Act as amended or restated from time to time.

(e)     “Class” shall mean each class, if any, of Shares of the Trust or of a Series of the Trust established and designated under and in accordance with the provisions of Article II hereof.

(f)     “Code” means the Internal Revenue Code of 1986, as amended.

(g)     “Control” and/or “Controlled” mean that the specified party, directly or indirectly, has the power to direct or cause the direction of the management and policies of an entity through the ownership of voting securities, by contract or otherwise.

(h)     “Creation Basket” shall mean a block of 10,000 Shares or more or such other amount as established from time to time by the Sponsor. Multiple blocks are called “Creation Baskets.”

(i)     “Custodian” means, with respect to any Series, an entity designated to act as custodian of the Metal or cash of such Series pursuant to a written agreement with the Trust or Sponsor on behalf of such Series. The initial Custodian of the Metal for each Series as of the date hereof shall be Texas Precious Metals LLC.

(j)     “Custody Agreement” means a written agreement entered into by the Trust or Sponsor with a Custodian providing for the deposit, safekeeping or delivery of the applicable Metal and/or cash held by a Series and related services.

(k)     “Declaration of Trust” shall mean this Amended and Restated Agreement and Declaration of Trust and Trust Agreement, as amended or restated from time to time.

(l)     “Delaware Act” shall mean the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.), as such statute may be amended or interpreted from time to time, and any legislative enactment which may replace or supersede such Act.

(m)     “DTC” shall mean the Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC will act as the securities depository for the Shares.

(n)     “DTC Participant” shall mean a participant in DTC, such as a bank, broker, dealer or trust company.

(o)     “Exchange” means the primary exchange or other securities market on which the Shares of a Series are listed for trading.

(p)     “Expenses” shall have the meaning assigned to such term in Section 3.05 herein.

(q)     “Fund Administration Servicing Agreement” shall mean the fund administration servicing agreement entered into by the Sponsor on behalf of the Trust with the Administrator, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(r)     “General Assets” shall have the meaning assigned to such term in Section 2.07(a) herein.

(s)     “Gold” or “gold” means physical gold.

(t)     “Indemnified Person” shall have the meaning assigned to such term in Section 3.05 herein.

(u)     “Metal” means any and all of gold, silver or any other physical commodity held by a Fund, in each case in physical form.

(v)     “Participant” means a Person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) is a DTC Participant, (3) has in effect a valid Participant Agreement and (4) has established one or more accounts for the storage and maintenance of Metal, as set forth in the Prospectus of the applicable Series. Only Participants may place orders to create or redeem one or more Creation Baskets.

(w)    “Participant Agreement” shall mean an agreement entered into by each Participant with respect to a Series which provides the procedures for the creation and redemption of Creation Baskets and for the delivery of the applicable Metal and/or cash, if any, required for such creations and redemptions.

(x)     “Person” means and includes individuals, corporations, partnerships, trusts, associations, joint ventures, estates and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof, whether domestic or foreign.

(y)     “Prospectus” shall have the meaning assigned to such term in Section 4.02(d) herein.

(z)     “Redemption Order” shall have the meaning assigned to such term in Section 2.11(a) herein.

(aa)    “Registration Statement” means the registration statement of the Trust with respect to a Series as filed with the SEC and declared effective thereby, or becoming automatically effective, as applicable, as the same may at any time and from time to time be amended or supplemented.

(bb)   “Responsible Officer” means with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any Vice President, Assistant Vice President, Assistant Treasurer, Assistant Secretary, or any other officer of such Person, as applicable, customarily performing functions similar to those performed by any of the above designated officers, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, in each case having direct responsibility for the administration of the Trust.

(cc)    “SEC” means the U.S. Securities and Exchange Commission.

(dd)    “Series” or “Fund” refers to each Series of the Trust established and designated under or in accordance with the provisions of Article II.

(ee)    “Shareholder” means a record owner of at least one outstanding Share.

(ff)     “Share” shall mean an equal proportionate unit of beneficial interest into which the beneficial interest of each Series shall be divided. “Shares” includes fractions of Shares as well as whole Shares. Shares may be certificated or uncertificated.

(gg)    “Silver” or “silver” means physical silver.

(hh)   “Sponsor” means Teucrium Asset Management, LLC, or any entity into which it may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which it shall be a party, or any entity succeeding to all or substantially all of its business as sponsor of the Trust, or any successor Sponsor designated as such by operation of law or any successor Sponsor appointed as herein provided.

(ii)     “Sponsor Agreement” means an agreement between the Trust and the Sponsor setting forth, among other things, the Sponsor’s compensation for its services as Sponsor of the Trust.

(jj)     “Sponsor Indemnified Party” shall have the meaning assigned to such term in Section 4.05(c) herein.

(kk)    “Transaction Documents” means this Declaration of Trust, any Custody Agreement, the Participant Agreement, the Sponsor Agreement, the Fund Administration Servicing Agreement and any other document to which the Trust is a signatory or is bound.

(ll)     “Trust” refers to the Delaware statutory trust established under the Declaration of Trust and organized in series formed under the Delaware Act by the filing of the Certificate of Trust in the Office of the Secretary of State of the State of Delaware on September 16, 2025, inclusive of each and every Series established as part of the Trust hereunder now or in the future.

(mm)  “Trust Property” means the property of the Trust and, specifically, the Metal or cash owned or held by or for the account of the Trust or any Series.

(nn)    “Trustee” refers to Wilmington Trust, National Association, a national banking association or any successor Trustee designated as such by operation of law or appointed as herein, acting not in its individual capacity but solely as trustee of the Trust.

Section 1.04    Grantor Trust. Nothing in this Declaration of Trust, any Custody Agreement, the Sponsor Agreement or otherwise shall be construed to give the Trustee or Sponsor the power to vary the investment of the Shareholders (within the meaning of Treasury Regulation section 301.7701-4(c) under the Code or any similar or successor provision of the regulations under the Code), nor shall the Sponsor give the Trustee or the Administrator any direction that would vary the investment of the Shareholders. Neither the Trustee nor the Sponsor shall be liable to any Person for any failure of the Trust or Series thereof to qualify as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Trustee’s, Administrator’s or Sponsor’s responsibility for the administration of the Trust in accordance with this Declaration of Trust.

ARTICLE II

SERIES AND SHARES

Section 2.01    Without limiting the authority of the Sponsor set forth in Section 2.02 to establish and designate any further series, the following initial series (or Funds) have been established and designated:

Y’all Street Physical Gold ETF

Y’all Street Physical Silver ETF

The provisions of this Article II shall be applicable to each of the above-designated Funds and any further Fund that may from time to time be established and designated by the Sponsor as provided in Section 2.02; provided, however, that such provisions may be amended, varied or abrogated by the Sponsor with respect to any Fund created after the initial formation of the Trust in this Trust Agreement or any other written instrument creating such additional Fund.

Section 2.02    Division of Beneficial Interest; Establishment of Series and Classes. The beneficial interests in the Trust shall at all times be divided into an unlimited number of Shares. The Sponsor may authorize the creation of separate Series of the Trust and the division of Shares into separate Series (which may be referred to herein as “Funds”) and the division of Series into separate Classes of Shares. The number of Series and Classes as may be established from time to time, is unlimited. The different Series and Classes shall be established and designated, and the variations in the relative rights and preferences as among the different Series and Classes shall be fixed and determined by the Sponsor pursuant to a written instrument that shall be deemed part of, and incorporated into, this Declaration of Trust (each, a “Designation”). The Sponsor shall provide a copy of each Designation to the Trustee at Trustee’s request. If no separate Series or Classes shall be established, the Shares shall have the rights, powers and duties provided for herein, and all references to Series and Classes shall be construed (as the context may require) to refer to Series of the Trust and Classes of the Series to which they relate. All provisions herein relating to the Trust shall apply equally to each Series and/or Class of the Trust, except as the context otherwise requires. Pursuant to Section 3804 of the Delaware Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular Series, whether such Series is now authorized and existing pursuant to this Declaration of Trust or is hereafter authorized and existing pursuant to this Declaration of Trust, shall be enforceable against the assets associated with such Series only and not against the assets of the Trust generally or any other Series thereof, and, except as otherwise provided in this Declaration of Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

All Shares issued hereunder shall, to the fullest extent permitted by applicable law, be fully paid and non-assessable. No Share shall have any priority or preference over any other Share of the same Series or Class with respect to assets of such Series or Class. All distributions, if any, shall be made ratably among all Shareholders of a Series or Class from the assets held with respect to such Series or Class according to the number of Shares of such Series or Class held of record by such Shareholders on the record date determined by the Sponsor for any distribution or on the date of termination of the Trust, Series or Class, as the case may be. Except as otherwise provided by the Sponsor, Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust. Every Shareholder, by virtue of having purchased or acquired a Share, shall have expressly consented and agreed to be bound by the terms of this Declaration of Trust.

The Sponsor shall have full power and authority, in its sole discretion, without seeking the approval of the Trustee or the Shareholders of any Series or Class (i) to establish and designate and to change in any manner any Series or Class and to fix such preferences, voting powers, rights, duties and privileges of each Series or Class as the Sponsor may from time to time determine, which preferences, voting powers, rights, duties and privileges may be senior or subordinate to any existing Series or Class and may be limited to specified property or obligations of the Trust or gains and losses associated with specified property or obligations of the Trust, (ii) to divide the beneficial interest in each Series or Class into an unlimited amount of Shares, with or without par value, as the Sponsor shall determine, (iii) to issue Shares without limitation as to number (including fractional Shares), to such Persons and for such amount of consideration, at such time or times and on such terms as the Sponsor may deem appropriate, (iv) to divide or combine the Shares or any Series or Class into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the Shares of such Series or Class in the assets held with respect to that Series or Class, (v) to classify or reclassify any issued Shares of any Series or Class into shares of one or more Series or Classes, and (vi) to take such other action with respect to the Shares as the Sponsor may deem desirable. The Sponsor shall provide written notice to the Trustee of the creation of any Series or Fund, any material changes with respect to any Series or Fund and the termination of any Series or Fund.

Section 2.03    Ownership of Shares. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent for the Trust, which books shall be maintained by the Sponsor separately for the Shares of each Series and Class, as applicable. All beneficial interests in the Trust and any Series or Fund shall be uncertificated and shall be reflected solely in the books and records of the Trust unless otherwise determined by the Sponsor. No certificates certifying the ownership of Shares shall be issued except as the Sponsor may otherwise determine from time to time. The Sponsor may make such rules as it considers appropriate for the issuance of Share certificates, transfer of Shares of each Series or Class and similar matters. The record books of the Trust as kept by the Sponsor on behalf of the Trust, or any transfer or similar agent, as the case may be, shall be conclusive as to the identity of the Shareholders of each Series and Class and as to the number of Shares of each Series and Class held from time to time by each.

Section 2.04    Transfer of Shares. Except as otherwise provided by the Sponsor, Shares shall be transferable on the books of the Trust only by the record holder thereof or by their duly authorized agent upon delivery to the Sponsor, the Trust’s transfer or similar agent or other Person designated by the Sponsor of a duly executed instrument of transfer, together with a Share certificate if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor, the transfer shall be recorded on the books of the Trust. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the holder of such Shares for all purposes hereunder.

Section 2.05    Investments in a Series or Class. Investments in each Series or Class may be accepted by the Trust from such Persons, at such times and on such terms as the Sponsor from time to time may authorize. Each investment shall be credited to the Shareholder’s account in the form of full and fractional Shares of the Trust, in such Series and Class as the purchaser shall select, at the net asset value per Share next determined for such Series after receipt of the investment; provided, however, that the Sponsor may, in its sole discretion, impose a sales charge, transaction fee or other charges upon investments in a Series or Class or place such other restrictions on investments in a Series or Class as the Sponsor, in its sole discretion, deems appropriate.

Section 2.06    Status of Shares and Limitation of Personal Liability. The ownership of the Trust Property and the right to conduct the business of the Trust and each Series or Class described herein are vested exclusively in the Sponsor [and by delegation from the Sponsor, the Administrator] as provided for herein. The Shareholders of a Series or Class shall have no interest therein other than the beneficial interest in such Series or Class conferred by their Shares, and they shall have no right to call for any partition or division of any Trust Property, including the property of any Series, rights or interests of the Trust or a Series or Class, nor can they be called upon to share or assume any losses of the Trust or a Series or Class, or, subject to the right of the Sponsor to charge certain expenses directly to Shareholders, suffer an assessment of any kind by virtue of their ownership of Shares. Every Shareholder, by virtue of having purchased a Share, shall become a Shareholder of the Series or Class whose Share or Shares it has purchased and shall be held to have expressly assented and agreed to be bound by the terms hereof and to have become a party hereto. The death, incapacity, dissolution, termination or bankruptcy of a Shareholder during the existence of the Trust or a Series or Class shall not operate to terminate the Trust or such Series or Class, nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or such Series or Class, or the Sponsor, but entitles such representative only to the rights of such Shareholder under this Declaration of Trust. Ownership of Shares shall not constitute the Shareholders as partners except for all U.S. federal, state and local tax purposes. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified in this Declaration of Trust or as specified by the Trust or the Sponsor when creating the Shares). No Shareholder of a Series or Class shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust or any Series. Shareholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law.

Section 2.07    Designation and Rights of Shares. Each Series shall be separate and distinct from any other Series and Class as designated by the Sponsor. Separate and distinct records on the books of the Trust shall be maintained by the Sponsor for each Series. The assets and liabilities belonging to any such Series shall be held and accounted for separately from the assets and liabilities of the Trust or any other Series. Shares of each Series or Class, unless otherwise provided in the resolution establishing such Series or Class, shall have the following relative rights and preferences:

(a)    Assets Held with Respect to a Particular Series. All consideration received by the Trust for the issue or sale of Shares of a particular Series, including distributions paid by, and reinvested in such Series together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof from whatever source derived, including, without limitation, any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably be held with respect to that Series for all purposes, subject only to the rights of creditors of such Series, and shall be so recorded by the Sponsor upon the books of account of the Trust. Such consideration, assets, income, earnings, profits and proceeds thereof, from whatever source derived, including, without limitation, any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as “assets held with respect to” that Series. In the event that there are any assets, income, earnings, profits and proceeds thereof, funds or payments which are not readily identifiable as assets held with respect to any particular Series (collectively “General Assets”), the Sponsor shall allocate such General Assets to, between or among any one or more of the Series in such manner and on such basis as the Sponsor, in its sole discretion, deems fair and equitable, and any General Assets as allocated to a particular Series shall be held with respect to that Series and shall no longer constitute General Assets. Each such allocation by the Sponsor shall be conclusive and binding upon the Shareholders of all Series for all purposes. Separate and distinct records shall be maintained for each Series and Class by the Sponsor and the assets held with respect to each Series shall be held and accounted for separately from the assets held with respect to all other Series and General Assets of the Trust not allocated to such Series.

(b)    Liabilities Held with Respect to a Particular Series. The assets of the Trust held with respect to each particular Series shall be charged against the liabilities of the Trust held with respect to that Series and all expenses, costs, charges and reserves attributable to that Series, and any general liabilities of the Trust which are not readily identifiable as being held with respect to any particular Series shall be allocated and charged by the Sponsor to and among any one or more of the Series or Classes in such manner and on such basis as the Sponsor, in its sole discretion, deems fair and equitable; provided, however, that within a Series and solely on a contractual basis, the Sponsor shall have the right to assess specific Series liabilities, expenses, costs, charges and reserves against a particular Class or Classes of such Series. The liabilities, expenses, costs, charges, and reserves so charged to a Series are herein referred to as “liabilities held with respect to” that Series. Any liabilities, debts, obligations, expenses, costs, charges and reserves of the Trust that are not readily identifiable as being liabilities held with respect to any particular Series (collectively “General Liabilities”) shall be allocated and charged by the Sponsor to and among any one or more of the Series in such manner and on such basis as the Sponsor, in its sole discretion, deems fair and equitable. Each allocation of liabilities, expenses, costs, charges and reserves by the Sponsor shall be conclusive and binding upon the Shareholders of all Series for all purposes. All Persons who have extended credit which has been allocated to a particular Series, or who have a claim or contract which has been allocated to any particular Series, shall look, and shall be required by contract to look, exclusively to the assets of that particular Series for payment of such credit, claim, or contract, and not any other Series or the Trust as a whole. In the absence of an express contractual agreement so limiting the claims of such creditors, claimants and contract providers, each creditor, claimant and contract provider will be deemed nevertheless to have impliedly agreed to such limitation.

Subject to the right of the Sponsor in its discretion to allocate General Liabilities as provided herein, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series, whether such Series is now authorized and existing pursuant to this Declaration of Trust or is hereafter authorized and existing pursuant to this Declaration of Trust, shall be enforceable against the assets held with respect to such particular Series only, and not against the assets of any other Series or the General Assets of the Trust and none of the General Liabilities of the Trust or the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other Series thereof shall be enforceable against the assets held with respect to such particular Series. Notice of this limitation on liabilities between and among Series is set forth in the Certificate of Trust, and by giving such notice in the Certificate of Trust, the statutory provisions of Section 3804 of the Delaware Act relating to limitations on liabilities between and among Series (and the statutory effect under Section 3804 of setting forth such notice in the Certificate of Trust) are applicable to the Trust and each Series. Notice of this limitation on liabilities between and among Series shall also be set forth in each document to which the Trust or the Trust with respect to any Series is a party.

(c)    Dividends, Distributions, Redemptions, and Repurchases. Notwithstanding any other provisions of this Declaration of Trust, no distribution including, without limitation, any distribution paid upon termination of the Trust or paid on or in respect to any Series, nor any redemption or repurchase of the Shares of any Series, shall be effected by the Trust other than from the assets held with respect to such Series, nor, except as specifically provided in Section 2.06, shall any Shareholder of any particular Series, otherwise have any right or claim against the assets held with respect to any other Series except to the extent that such Shareholder has such a right or claim hereunder as a Shareholder of such other Series. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding upon the Shareholders.

(d)    Voting. Except as provided by Section 9.01(c), Shareholders shall have no voting rights hereunder or under the Delaware Act except as the Sponsor shall consider desirable and so authorize in its sole discretion. To the extent that the Sponsor authorizes a vote of Shareholders, all Shares of the Trust entitled to vote on a matter shall vote without differentiation between the separate Series or Class on a one vote per each Share (including fractional votes for fractional shares) basis; provided, however, if a matter to be voted on affects only the interests of some but not all Series or Classes of Shareholders or as otherwise required by applicable law, then only the Shareholders of such affected Series or Classes shall be entitled to vote on the matter, separately by Series or Class and on the same one vote per each Share (including fractional votes for fractional shares) basis.

(e)    Equality. All the Shares of each particular Series shall represent an equal proportionate undivided interest in the assets held with respect to that Series (subject to the liabilities held with respect to that Series), and each Share of any particular Series or Class shall be equal to each other Share of that Series or Class.

(f)    Fractions. Any fractional Share of a Series or Class shall carry proportionately all the rights and obligations of a whole Share of that Series or Class, including rights with respect to voting, receipt of dividends and distributions, redemption of Shares and termination of the Trust all to the extent set forth herein.

(g)    Exchange Privilege. The Sponsor shall have the authority to provide that the holders of Shares of any Series or Class shall have the right to exchange said Shares for Shares of one or more other Series or Class of Shares, in accordance with such requirements and procedures as may be established by the Sponsor.

Section 2.08    Fixing of Record Date. Whenever any distribution will be made, or whenever the Trust receives notice of any solicitation of proxies or consents from Shareholders, or whenever for any reason there is a split, reverse split or other change in the outstanding Shares, or whenever the Sponsor shall find it necessary or convenient in respect of any matter, the Sponsor shall fix a record date for the determination of the Shareholders who shall be (i ) entitled to receive such distribution or the net proceeds of the sale thereof, (ii) entitled to give such proxies or consents in respect of any such solicitation, (iii) entitled to receive Shares of a Series or Class as a result of any such split, reverse split or other change and (iv) entitled to act in respect of any other matter for which the record date was set. Subject to applicable law and this Declaration of Trust, Sponsor shall have sole discretion to fix such record date.

Section 2.09    Creations and Issuance of Creation Baskets.

(a)    The following procedures, except to the extent otherwise provided in the Participant Agreement for each Participant, which may be amended from time to time in accordance with the provisions of such Participant Agreement (and any such amendment will not constitute an amendment of this Declaration of Trust), apply to the creation and issuance of Creation Baskets. Subject to the limitations upon and requirements for issuance of Creation Baskets stated herein and in such procedures, the number of Creation Baskets which may be issued by the Trust is unlimited.

(i)    On any Business Day, a Participant may submit a request to create one or more Creation Baskets (such request by a Participant, a “Purchase Order”) in the manner provided in the Participant Agreement. Purchase Orders will be processed only from Participants with respect to which a Participant Agreement is in full force and effect.

(ii)    Any Purchase Order is subject to rejection by the Sponsor at its sole discretion as set forth in the Participant Agreement.

(b)    After accepting a Participant’s Purchase Order, the Sponsor (or its delegate or agent) will issue and deliver (or will cause to be issued and delivered) Creation Baskets to fill a Participant’s Purchase Order in the manner provided in the Participant Agreement, but only if the Sponsor (or its delegate or agent) has received (A) the non-refundable transaction fee or other fees due for such Purchase Order, unless such fees have been waived by the Sponsor in its sole discretion, and (B) notice that, for the account of the Trust on behalf of a Series, the requisite amount of the applicable Metal and/or cash based on the number of Creation Baskets associated with the Participant’s Purchase Order has been received. Upon issuing a Creation Basket pursuant to a Purchase Order of a Participant, the Sponsor (or its delegate or agent) will deposit the Creation Basket with DTC in accordance with DTC’s customary procedures, for credit to the account of the Participant that placed the Purchase Order.

(c)    The procedures set forth in this Section 2.09 may be changed from time-to-time at the sole discretion of the Sponsor.

Section 2.10    Requirements for Deposits. The Sponsor shall accept delivery of the Metal and/or cash by such means as the Sponsor in its sole discretion, from time to time, may determine to be acceptable for the Trust on behalf of a Series.

Section 2.11    Redemption of Creation Baskets.

(a)    The following procedures, except to the extent otherwise provided in the Participant Agreement for each Participant, which may be amended from time to time in accordance with the provisions of such Participant Agreement (and any such amendment will not constitute an amendment of this Declaration of Trust), apply to the redemption of Creation Baskets.

(i)    On any Business Day, a Participant may submit a request to redeem one or more Creation Baskets standing to the credit of the Participant on the records of DTC in kind (such request, a “Redemption Order”) in the manner provided in the Participant Agreement. Redemption Orders will be processed only from Participants with respect to which a Participant Agreement is in full force and effect.

(ii)    Any Redemption Order is subject to rejection by the Sponsor at its sole discretion as set forth in the Participant Agreement.

(iii)    After accepting a Participant’s Redemption Order, the Sponsor (or its delegate or agent) will deliver (or cause to be delivered) the redemption distribution to fill a Participant’s Redemption Order in the manner provided in the Participant Agreement, but only if the Sponsor (or its delegate or agent) has received (A) the non-refundable transaction or other fees due for such Redemption Order unless waived by the Sponsor in its sole discretion, and (B) notice that the Fund’s account at DTC has been credited with all Shares comprising the Creation Baskets being tendered for redemption.

(b)    The procedures set forth in this Section 2.11 may be changed from time-to-time at the sole discretion of the Sponsor.

ARTICLE III

TRUSTEE

Section 3.01    Term; Resignation.

(a)    The Trustee shall be appointed by the Sponsor and shall serve for the duration of the Trust or until the earlier of (i) the effective date of the Trustee’s resignation, or (ii) the effective date of the removal of the Trustee by the Sponsor.

(b)    The Trustee may resign at any time by giving sixty (60) days’ written notice to the Sponsor; provided, however, that said resignation of the Trustee shall not be effective until such time as a successor Trustee has been appointed by the Sponsor and has accepted appointment as Trustee of the Trust. The Trustee may be removed at any time by the Sponsor upon sixty (60) days’ written notice to the Trustee; provided, however, such removal shall not be effective until such time as a successor Trustee has been appointed by the Sponsor and has accepted such appointment.

(c)    If a successor Trustee has not been appointed within sixty (60) days of the resignation or removal of the Trustee, the Trustee may, at the expense of the Trust or the Sponsor, petition a court of competent jurisdiction to appoint such successor Trustee.

Section 3.02    Duties. Notwithstanding any other provision of this Declaration of Trust to the contrary, the Trustee is appointed to serve as trustee of the Trust in the State of Delaware for the sole and limited purpose of satisfying the requirement of Section 3807(a) of the Delaware Act that the Trust have at least one trustee with a principal place of business in Delaware. The duty and authority to manage the business and affairs of the Trust is hereby vested in the Sponsor, which duty and authority the Sponsor may delegate to the Administrator or other agents or managers as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Act, and it is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor or its delegates. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Act. The Trustee shall have no duty to know or inquire as to the performance or nonperformance of any provision of any agreement, instrument, or document. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. The Trustee shall not have any implied rights, duties (including fiduciary duties arising at law or in equity), obligations and liabilities with respect to the business and affairs of the Trust, the beneficial owners thereof or any other Person, pursuant to this Declaration of Trust or any other document, and it is hereby understood and agreed by the other parties hereto that such duties are hereby eliminated and replaced with the express duties provided herein. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Act.

Section 3.03    Compensation and Expenses of the Trustee. The Trustee (or any successor Trustee) shall be entitled to receive compensation from the Sponsor or from the Trust for its services in accordance with such schedules as shall have been separately agreed to from time to time in writing by the Trustee and the Sponsor. Subject to prior written notification and approval of the Sponsor, which shall not be unreasonably withheld, the Trustee may consult with counsel (who may be counsel for the Sponsor or for the Trustee). The reasonable legal fees incurred in connection with such consultation shall be reimbursed to the Trustee pursuant to this Section 3.03, provided that no such fees shall be payable to the extent that they are incurred as a result of the Trustee’s gross negligence or willful misconduct.

Section 3.04    The Trustee shall not be liable for the default or misconduct of the Trust, the Sponsor, any Administrator, any Custodian, any Shareholder or any other Person hereunder or under any Transaction Document or otherwise, nor shall the Trustee be liable for any delay in the performance or failure to perform its duties if such failure is a result of another party failing to perform their responsibilities, and the Trustee shall not be liable for any acts or omissions of the Sponsor, any Administrator, any Custodian, any Shareholder or any other Person, nor shall the Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Sponsor, the Trust, any Administrator, any Custodian, any Shareholder or any other Person , and the Trustee may assume performance by the Trust, the Sponsor, any Administrator, any Custodian, any Shareholder or any other Person hereunder or under any Transaction Document. In particular, but not by way of limitation:

(a)    the Trustee shall not be liable for any error of judgment made in good faith, except to the extent such error of judgment constitutes gross negligence on its part;

(b)    no provision in this Declaration of Trust shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(c)    under no circumstances shall the Trustee be liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust or any Series;

(d)    the Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Declaration of Trust or for the due execution hereof by the Sponsor or for the value of the Trust Property;

(e)    the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document;

(f)    the Trustee may conclusively rely on and shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Sponsor, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;

(g)    the Trustee shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Trustee in accordance with the advice of counsel or other professionals retained or consulted by the Trustee;

(h)    in the exercise or administration of the Trust hereunder, the Trustee (i) at the expense of the Trust  may act directly or through agents, custodians, nominees, or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the default, conduct or misconduct of such agents, custodians, nominees or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith; and (ii) at the expense of the Trust may consult with counsel, accountants, experts and other skilled persons to be selected by it in good faith and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants, experts or other skilled persons, all of which action or inaction shall be deemed to be duly authorized;

(i)    except as expressly provided in this Section 3.04, in accepting and performing the Trust hereby created, the Trustee acts solely as Trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Declaration of Trust shall look only to the Trust’s property for payment or satisfaction thereof;

(j)    in no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(k)    the Trustee shall not be obligated to give any bond or other security for the performance of any of its duties hereunder;

(l)    the permissive rights of the Trustee to act under this Declaration of Trust shall not be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence or willful misconduct, and the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Declaration of Trust at the request or direction of the Sponsor, pursuant to the provisions of this Declaration of Trust, unless advanced necessary costs and the Trustee is offered security or indemnity (satisfactory to the Trustee in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction;

(m)    the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Declaration of Trust arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility;

(n)    whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Declaration of Trust or is unsure as to the application of any provision of this Declaration of Trust or any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Declaration of Trust permits any determination by the Trustee or is silent or is incomplete as to the course of action that the Trustee is required to take with respect to a particular set of facts, the Trustee may give notice (in such form as shall be appropriate under the circumstances) to the Sponsor, requesting instruction, and to the extent the Trustee acts in good faith in accordance with any written instruction of the Sponsor received, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate written instruction within ten days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it may deem to be in the best interests of the Shareholders, and shall have no liability to any Person for such action or inaction;

(o)    the Trustee shall not be required to take any action or refrain from taking action under this Declaration of Trust if the Trustee has reasonably determined, or has been advised by counsel, that such action is likely to result in personal liability on the part of the Trustee, or is contrary to the terms hereof or is otherwise contrary to applicable law;

(p)    the Trustee shall not be under any duty to succeed to, assume or otherwise perform any of the duties of the Sponsor, any Administrator, the Custodian, or to appoint a successor or replacement in the event of their resignation or removal, or to remove and replace the Sponsor, any Administrator, the Custodian, in the event of a default, breach or failure of performance on the part of such Persons with respect to its duties and obligations under the terms of the Transaction Documents;

(q)    the Trustee shall have no duty or responsibility to cause the Trust to respond to, defend, participate in or otherwise act in connection with any regulatory, administrative, governmental, investigative or other proceeding or inquiry relating in any way to the Trust, its assets or the conduct of its business;

(r)    the Trustee shall not be deemed to have knowledge or notice of any fact or event unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such fact or event is received by a Responsible Officer of the Trustee and such notice references the fact or event. Absent written notice in accordance with this Section, the Trustee may conclusively assume that no such fact or event has occurred. The Trustee shall have no duty to inquire into, investigate or take any action to determine whether any event (including any default, event of default or breach representation or warranty) has in fact occurred and shall have no duty to make any determination as to the materiality or effect of any fact, matter or event (including any default, event of default or breach of representation or warranty), or, to make any demand or claim for repurchase of any part of the Trust Property;

(s)    the Trustee shall have no responsibility for (1) preparing, filing or recording any financing or continuation statement or amendment in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it or the Trust hereunder or under any Transaction Document, (2) any Trust licensing or qualifications to do business, (3) tax filings, (4) monitoring or enforcing the satisfaction of any risk retention requirements or (5) preparing, executing or filing any Securities Exchange Commission filing for the Trust or to record this Declaration of Trust or any Transaction Document;

(t)    prior to taking or refraining from taking any action hereunder, the Trustee shall be entitled to request, receive, rely upon and act in accordance with, officer’s certificates or opinions of counsel provided at the expense of the party requesting the Trustee to take such action or inaction and shall incur no liability and shall be fully protected in acting or refraining from acting in accordance with such officer’s certificates and opinions of counsel;

(u)    The Trustee shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Declaration of Trust, whether or not an original or a copy of such agreement has been provided to the Trustee;

(v)    The Trustee shall have no duty to know or inquire as to the performance or nonperformance of any provision of any agreement, instrument or document other than this Declaration of Trust;

(w)    In the event that any Trust Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Trust Property, the Trustee is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Trustee obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated;

(x)    If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Declaration of Trust, or the Trustee is in doubt as to the action to be taken hereunder, the Trustee may, at its option, after sending written notice of the same to the Sponsor and the Shareholders, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Trust Property or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Trustee, directing delivery of the Trust Property. The Trustee will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Trustee may file an interpleader action in a state or federal court, and upon the filing thereof, the Trustee will be relieved of all liability as to the Trust Property and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action;

(y)    The Trustee shall have no responsibilities as to the validity, sufficiency, value, genuineness, ownership or transferability of the Trust Property, written instructions, or any other documents in connection therewith, and will not be regarded as making nor be required to make, any representations thereto;

(z)    The Trustee shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, amendments, continuation statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted under this Declaration of Trust or (ii) enable any party to exercise and enforce its rights under this Declaration of Trust with respect to any such pledge and security interest. In addition, the Trustee shall have no responsibility or liability (i) in connection with the acts or omissions of the Sponsor in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created under this Declaration of Trust or the perfection and priority of such security interest; and

(aa)    the Trustee shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Declaration of Trust or any income earned thereon.

Section 3.05    Indemnification. The Sponsor agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless, the Trustee (in its capacity as Trustee and individually) and its successors, assigns, legal representatives, officers, directors, shareholders, employees, agents and servants (the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Trustee on or measured by any compensation received by the Trustee for its services hereunder or any indemnity payments received by the Trustee pursuant to this Section), claims, actions, suits, costs, expenses or disbursements (including customary and documented legal fees and expenses and legal fees and expenses incurred pursuant to enforcement of said indemnification rights) of any kind and nature whatsoever (collectively, “Expenses”), which may be imposed on, incurred by or asserted against the Indemnified Parties in any way relating to or arising out of the formation, operation or termination of the Trust, the execution, delivery and performance of any other agreements to which the Trust is a party or the action or inaction of the Trustee hereunder or thereunder, except for Expenses resulting from the gross negligence or willful misconduct of any of the Indemnified Parties, as finally determined by any court of competent jurisdiction without possibility of appeal. Any amounts payable to an Indemnified Party under this Section 3.05 may be payable in advance. To the extent not paid by the Sponsor within 30 days, the Trust shall be additionally liable for such amounts. The obligations of the Sponsor and the Trust to indemnify the Indemnified Parties as provided herein shall survive the termination of this Declaration of Trust and the resignation or removal of the Trustee.

Section 3.06    Successor Trustee. Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Act. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Sponsor and any fees, expenses and indemnification due to the outgoing Trustee are paid or waived by the outgoing Trustee. Following compliance with the preceding sentence, the successor shall become fully vested with the rights, powers, duties and obligations of the outgoing Trustee under this Declaration of Trust, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations herein. If no successor Trustee shall have been appointed and shall have accepted such appointment within sixty (60) days after the giving of such notice of resignation or removal, the Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

Section 3.07    Merger or Consolidation of Trustee.

(a)    Any entity (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger, conversion or consolidation to which the Trustee shall be a party, or (iii) that may succeed to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such entity shall be eligible pursuant to the Delaware Act, without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

(b)    Upon the happening of any of the events described in Section 3.06 or 3.07(a) with respect to the Trustee, the successor Trustee shall, to the extent required by Delaware law, cause an amendment to the Trust’s certificate of trust to be filed with the Secretary of State of the State of Delaware, in accordance with the provisions of Section 3810 of the Delaware Act, indicating the change with respect to such Trustee’s identity.

ARTICLE IV

THE SPONSOR

Section 4.01    Management of the Trust. Pursuant to Sections 3806(a) and 3806(b)(7) of the Delaware Act, the Trust shall be managed by the Sponsor and the conduct of the Trust’s business shall be controlled and conducted solely by the Sponsor in its sole discretion in accordance with this Declaration of Trust. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Declaration of Trust, the presumption shall be in favor of a grant of power to the Sponsor except as limited, restricted or prohibited by the express provisions of this Declaration of Trust (e.g., see Section 1.04). The enumeration of any specific power in this Declaration of Trust shall not be construed as limiting the aforesaid or any other power.

Section 4.02    Authority of Sponsor. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Declaration of Trust, and except as limited, restricted or prohibited by the express provisions of this Declaration of Trust (e.g., see Sections 1.02 and 1.04) or the Delaware Act, the Sponsor shall have and may exercise on behalf of the Trust and each Series, all powers and rights the Sponsor, in its sole discretion, deems necessary, proper, convenient or advisable to effectuate and carry out the purposes, activities and objectives of the Trust and each Series, which shall include, without limitation, the following:

(a)    To enter into, execute, deliver and maintain, and to cause the Trust and each Series to perform its obligations under, contracts, agreements (including, but not limited to insurance agreements), the Transaction Documents and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares and the conduct of Trust activities and administration, and the activities and administration of each Series, including, but not limited to contracts with third parties for services; provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor so long as the Sponsor has made a good faith determination that the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Trust are commercially reasonable;

(b)    To establish, maintain, deposit into, and/or otherwise draw upon accounts on behalf of the Trust or each Series with appropriate custodial, banking or other institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s or a Series’ business and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust or a Series, as applicable, by the Sponsor;

(c)    To deposit, withdraw, pay, retain and distribute Metal, and/or cash and Trust Property, or any portion thereof, in any manner consistent with the provisions of this Declaration of Trust;

(d)    To supervise the preparation and filing of the Registration Statement and the Trust’s prospectus (the “Prospectus”) and to execute the Registration Statement on behalf of the Trust;

(e)    To pay or authorize the payment of distributions to the Shareholders and pay or authorize the payment of the expenses of the Trust and each Series;

(f)    To hold, distribute or dispose of property of the Trust or any Series; to sell property of the Trust or any Series as may be necessary to permitted payment of any fees or expenses of the Trust or any Series; and to subscribe for, purchase or otherwise acquire, own, hold, pledge, sell, assign, transfer, exchange, distribute, or otherwise deal in such property in connection with the creation, issuance, and redemption of Creation Baskets, in connection with the liquidation of the Trust or any Series, or to comply with any applicable law or regulation, and to do any and all acts and things for the maintenance, preservation, and protection of such property;

(g)    To exercise powers and right of subscription or otherwise with respect to the ownership of property of the Trust or any Series;

(h)    To hold Metal or cash or property in a form not indicating that it is property of the Trust or any Series, whether in bearer, unregistered or other negotiable form, or in its own name or in the name of a custodian or subcustodian or a nominee or nominees or otherwise or to authorize the custodian or a subcustodian or a nominee or nominees to deposit the same in a securities depository;

(i)    To litigate, compromise, arbitrate, settle or otherwise adjust claims in favor of or against the Trust or a Series, or any matter in controversy, including but not limited to claims for taxes; and

(j)    To contract with any Person(s) appointing such Person(s), including any Affiliate, to provide services to the Trust or any Series, including without limitation, accountants, administrators, auditors, exchanges and over-the-counter (“OTC”) counterparties, market participants, custodians, index providers, transfer agents, shareholder servicing agents, marketing agents, or other agents for the Trust or any Series.

(k)    To enter into the Sponsor Agreement on terms and conditions acceptable to the Sponsor.

Section 4.03    Obligations of Sponsor. In addition to the obligations expressly provided by the Delaware Act or this Declaration of Trust, the Sponsor shall:

(a)    Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and each Series thereof and for the conduct of the business of the Trust and each Series in all appropriate jurisdictions;

(b)    Retain independent public accountants to audit the accounts of the Trust and each Series;

(c)    Employ attorneys to represent the Trust and each Series;

(d)    Select the Trust’s or any Series’ Trustee, administrator, transfer agent, custodian, Metal delivery provider(s), index provider, OTC counterparties, market participant counterparties, marketing agent(s), and any other service provider(s) and cause the Trust or such Series to enter into contracts with such service provider(s);

(e)    Oversee the operation of the service providers of the Trust and each Series in connection with their dealings with the Trust and each Series.

The Sponsor shall be entitled to delegate its obligations under this Declaration of Trust and applicable law to third parties, including any Affiliate thereof, and shall not be liable for the actions of such third party to the extent the selection of such third party was made with reasonable care or, as applicable, the selection of such Affiliate was made in accordance with Section 4.02(a) hereof. An agreement pursuant to which an Affiliate is to perform services for the Trust shall be terminable by the Trust without penalty upon discovery of acts of fraud or willful malfeasance of the Affiliate in performing its duties thereunder.

Section 4.04    Compensation of the Sponsor. The Sponsor shall be entitled to compensation for its services as Sponsor of the Trust as set forth in the Sponsor Agreement. The Trustee shall have no liability or responsibility for amounts paid to the Sponsor pursuant to this Section 4.04. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of its fee payable under this Section 4.04. The Sponsor is under no obligation to waive its fees hereunder, and any such waiver shall create no obligation to waive fees during any period not covered by the applicable waiver. Any fee waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder.

Section 4.05    Liability of Sponsor and Indemnification.

(a)    The Sponsor shall not be under any liability to the Trust, the Trustee or any Shareholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Declaration of Trust, or for errors in judgment or for depreciation or loss incurred by reason of the sale of the applicable Metal or other assets held in trust hereunder; provided, however, that this provision shall not protect the Sponsor against any liability to which it would otherwise be subject by reason of its own gross negligence, bad faith, or willful misconduct. The Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, the Trustee’s counsel or by any other Person for any matters arising hereunder. The Sponsor shall in no event be deemed to have assumed or incurred any liability, duty, or obligation to any Shareholder or to the Trustee other than as expressly provided for herein. The Trust shall not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is herein prohibited.

(b)    Unless otherwise expressly provided herein:

(i)    whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust, on the other hand; or

(ii)    whenever this Declaration of Trust or any other agreement contemplated herein or therein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Declaration of Trust or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c)    The Sponsor and its shareholders, members, directors, officers, employees, Affiliates and subsidiaries (each a “Sponsor Indemnified Party”) shall be indemnified by the Trust and held harmless against any loss, liability or expense incurred hereunder without gross negligence, bad faith, or willful misconduct on the part of such Sponsor Indemnified Party arising out of or in connection with the performance of its obligations hereunder or any actions taken in accordance with the provisions of this Declaration of Trust. Any amounts payable to a Sponsor Indemnified Party under this Section 4.05 may be payable in advance. The Sponsor shall not be under any obligation to appear in, prosecute or defend any legal action which in its opinion may involve it in any expense or liability; provided, however, that the Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of this Declaration of Trust and the rights and duties of the parties hereto and the interests of the Shareholders and, in such event, the legal expenses and costs of any such action shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust. The obligations of the Trust to indemnify the Sponsor Indemnified Parties as provided herein shall survive the termination of this Declaration of Trust.

ARTICLE V

BOOKS OF ACCOUNT AND CERTIFICATE OF TRUST

Section 5.01    Books of Account. Proper books of account for each Series shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to each Series’ business as are required by the Securities Act of 1933, as amended, and all other applicable rules and regulations, and as are usually entered into books of account kept by Persons engaged in a business of like character. The books of account shall be kept at the principal office of the Trust, the Administrator or any other service provider engaged by the Sponsor to perform such service.

Section 5.02    Certificate of Trust. Except as otherwise provided in the Delaware Act or this Declaration of Trust, the Sponsor shall not be required to mail a copy of any Certificate of Trust filed with the Secretary of State of the State of Delaware to each Shareholder; however, such Certificate of Trust shall be maintained at the principal office of the Trustee as set forth in Section 9.04 and shall be available for inspection and copying by the Shareholders in accordance with this Declaration of Trust. Notwithstanding any other provision in this Declaration of Trust, a Shareholder shall be entitled to receive a copy of this Declaration of Trust from the Sponsor upon request but shall have no other information rights with respect to the Trust, any Series or Class.

ARTICLE VI

AMENDMENT OF DECLARATION OF TRUST

Except as specifically provided herein, the Sponsor, in its sole discretion and without Shareholder consent, and the Trustee may amend or otherwise supplement this Declaration of Trust by making an amendment, a Declaration of Trust supplemental hereto, or an amended and restated declaration of trust. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by Sponsor in its sole discretion. Any amendment, restatement, waiver or modification which affects the rights, duties, liabilities or immunities of the Trustee shall require the Trustee’s written consent. All fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Trustee in connection with any amendment, modification or supplement shall be payable by the Sponsor.

ARTICLE VII

TERM

The term for which the Trust and each Series shall exist shall be perpetual, unless terminated pursuant to the provisions of Article VIII hereof or as otherwise provided by law.

ARTICLE VIII

TERMINATION/REORGANIZATION

Section 8.01    Termination of the Trust or any Series.

(a)    The Sponsor may terminate the Trust or any Series at any time for any reason in its sole discretion, however, notwithstanding the foregoing, if the Trust (or a Series as the case may be) fails to qualify for treatment or ceases to be treated as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, the Sponsor will evaluate whether it is advisable and the best interest of the Shareholders to terminate the Trust or any Series thereof as a result of such tax treatment or change in tax treatment, reorganize a Series into a new Series of the Trust or continue the Trust and Series without further action.

(b)    Written notice of termination with respect to the Trust or a Series, specifying the anticipated date of termination and the anticipated period during which the assets of the Trust or such Series will be liquidated, generally shall be given by the Sponsor to the Trustee and to Shareholders of the Trust or Series, as applicable, at least thirty (30) days prior to termination of the Trust or such Series. Within a reasonable period of time after such termination the Sponsor shall, subject to any applicable provisions of law, sell all of the Metal not already distributed to Participants redeeming Creation Baskets, as provided herein, if any, in such a manner so as to effectuate orderly sales and a minimal market impact, and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under this Declaration of Trust, uninvested and without liability for interest, for the pro rata benefit of the beneficial owners of Shares that had not theretofore been redeemed. The Sponsor shall not be liable for or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with the provisions of this Section 8.01. The Sponsor may suspend its sales of Metal upon the occurrence of unusual or unforeseen circumstances, including, but not limited to, a suspension in trading of the applicable Metal or similar market event. Upon receipt of proceeds from the sale of the last of the applicable Metal held by a Series hereunder, the Sponsor shall comply fully with Section 3808(g) with respect to each Series on a Series-by-Series basis and in connection therewith and at such time as permitted thereby shall:

(i)    pay to the Trustee any fees, expenses and indemnification due and owing the Trustee and pay to itself individually, jointly and severally, from the Series an amount equal to the sum of (1) any compensation due it for extraordinary or other services, (2) any advances made but not yet repaid and (3) reimbursement of any other disbursements as provided herein;

(ii)    deduct from the Series any amounts which it, in its sole discretion, shall deem necessary or appropriate to pay on behalf of the Series any applicable taxes or other governmental charges that may be payable by the Series and any other contingent or future liabilities of the Series;

(iii)    distribute each Shareholder’s interest in the remaining assets of the Series in which it holds Shares on a pro rata basis; and

(iv)    disseminate to each Shareholder a final statement as of the date of the computation of the amount distributable to the Shareholders.

(c)    After having fully complied with Section 3808(g) on a Series-by-Series basis, the Sponsor shall fully comply with Section 3808(e) of the Delaware Act with respect to the Trust.

(d)    Upon completion of the winding up of all Series and the Trust as provided in Sections 8.01(b) and (c), the Trustee, upon written direction from the Sponsor and at the expense of the Sponsor, shall cause a certificate of cancellation of the Trust’s Certificate of Trust to be filed in accordance with the Delaware Act.

Section 8.02    Merger and Consolidation of Trust or Series. The Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) a Series of the Trust to be consolidated with, or to sell all or substantially all of its assets to, another Series of the Trust or another series of another trust or company; (iii) the Shares of a class of a Series to be converted into another class of the same Series; (iv) the Shares of the Trust or any Series to be converted into beneficial interests in another statutory trust (or series thereof); or (v) the Shares of the Trust or any Series to be exchanged for shares in another trust or company under or pursuant to any state or federal statute to the extent permitted by law.

For the avoidance of doubt, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i) – (v) above without any vote or other action of the Shareholders hereunder or under the Delaware Act.

Section 8.03    Dissolution of Sponsor Not to Terminate Trust. The dissolution of the Sponsor, or its ceasing to exist as a legal entity from, or for, any cause, shall not cause the dissolution of the Trust or terminate this Declaration of Trust.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01    Certain Matters Relating to Shareholders.

(a)    By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Shareholder shall be deemed to be an undivided beneficial owner of the Trust or the Series to which its Shares related, subject to the terms and conditions of this Declaration of Trust. Upon issuance as provided herein, Shares shall be fully paid and non-assessable.

(b)    The death or incapacity of any Shareholder shall not operate to terminate this Declaration of Trust or the Trust, nor entitle such Shareholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. Each Shareholder expressly waives any right such Shareholder may have under any rule of law, or the provisions of any statute, or otherwise, to require the Trust or Sponsor at any time to account, in any manner other than as expressly provided in this Declaration of Trust, in respect of the Metal or moneys from time to time received, held and applied by the Sponsor hereunder.

(c)    Except as required under applicable Federal law or under the rules or regulations of an Exchange, Shareholders shall have no voting rights hereunder or under the Delaware Act (including with respect to mergers, consolidations or conversions of the Trust or transfers to or domestication in any jurisdiction by the Trust or any other matters that under the Delaware Act default voting rights are provided to holders of beneficial interests.) The Shareholders shall have the right to vote on other matters only as the Sponsor may consider desirable and so authorize in its sole discretion. To the extent that federal or Delaware law is amended, modified or interpreted by rule, regulation, order, or no-action letter to (on a mandatory basis) expand, eliminate or limit Shareholders’ right to vote on any specific matter, the Shareholders’ right to vote shall be deemed to be amended, modified or interpreted in accordance therewith without further approval by the Sponsor or the Shareholders. Nothing set forth in this Declaration of Trust shall be construed so as to constitute the Shareholders from time to time as partners or members of an association; nor shall any Shareholder ever be liable to any third person by reason of any action taken by the parties to this Declaration of Trust, or for any other cause whatsoever.

(d)    Meetings of the Shareholders may be called by the Sponsor for such purposes as may be prescribed by law or by this Declaration of Trust. A meeting of Shareholders shall be held at any place designated by the Sponsor. All notices of meetings of Shareholders shall be sent or otherwise given to each Shareholder of record not less than seven nor more than one hundred and twenty days before the date of the meeting in the manner determined by the Sponsor. The notice shall specify: (i) the place, date and hour of the meeting; and (ii) the general nature of the business to be transacted. Any Shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time by the Sponsor or by the vote of a majority of the Shares present, whether in person or by proxy. When any meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting unless a new record date is fixed or unless the adjournment is for more than sixty days from the date set for the original meeting, in which case the Sponsor shall set a new record date. Notice of any such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting. The Trust shall be authorized to solicit, and a Shareholder shall be entitled to submit, a proxy ballot containing the voting instructions of such Shareholder, in person or by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media; provided, however, that the Sponsor may limit or delineate the types of media and methods by which a Shareholder may submit voting instructions. On any matter, any Shareholder may vote part of the Shares in favor of the proposal and refrain from voting the remaining Shares or vote them against the proposal, but if the Shareholder fails to specify the number of Shares which the Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to all Shares that the Shareholder is entitled to vote on such proposal. Except when a larger quorum is required by applicable law or by this Declaration of Trust, the presence (in person or by ballot) of thirty-three and one-third percent (33⅓%) of the Shares entitled to vote shall constitute a quorum at a Shareholders’ meeting. Any meeting of Shareholders may be adjourned consistent with the provisions of this Section 9.01(d), whether or not a quorum is present. When a quorum is present at any meeting, a majority of the Shares represented at the meeting shall decide any question, except when a different vote is required by any provision of this Declaration of Trust or by applicable law. Any action that may be taken by Shareholders may be taken without a meeting if Shareholders holding a majority of the Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of this Declaration of Trust or federal law), or holding a majority (or such larger proportion as aforesaid) of the Shares of the Trust or such Series, as applicable, entitled to vote separately on the matter, consent to the action in writing or by other electronic means (such as via telephone or the internet) and such written consent or a record of such electronic consent is filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

(e)    For the purpose of determining the Shareholders of the Trust or any Series who are entitled to vote or act at any meeting or any adjournment thereof, the Sponsor may from time to time fix a date, which shall be not more than one hundred twenty (120) days before the date of any meeting of Shareholders of the Trust or such Series, as applicable, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting and any adjournment thereof.

(f)    Any Shareholder may waive notice, which waiver may be submitted by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media. The waiver of notice need not specify either the business to be transacted or the purpose of any meeting of Shareholders. Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the beginning of the meeting. Nothing contained in this Section 9.01 shall diminish the limitation on the liability of the Trust to the extent set forth in Section 2.06 hereof.

(g)     Every person entitled to vote on any matter shall have the right to do so either in person or by one or more agents authorized by a written or electronic proxy authorized by the person and filed with the Sponsor. A proxy shall be deemed authorized if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telephonic or internet transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A validly authorized proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy by a writing delivered to the Trust stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing that proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted; provided however, that no proxy shall be valid after the expiration of eleven months from the date of the proxy unless otherwise provided in the proxy.

(h)    Except as otherwise provided under Delaware law, the Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Shareholder shall be liable for claims against, or debts of the Trust or the applicable Series in excess of his capital contribution and his share of the applicable Series property and undistributed profits, except in the event that the liability is founded upon misstatements or omissions contained in such Shareholder’s Participant Agreement delivered in connection with his purchase of Shares. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust or the applicable Series shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption unless, under Delaware law, such Shareholder is liable to repay such amount.

(i)    Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Sponsor shall give notice to the effect that the same was executed or made by or on behalf of the Trust or the applicable Series and that the obligations of such instrument are not binding upon any Shareholder individually but are binding only upon the assets and property of the applicable Series, and no resort shall be had to the Shareholders’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Declaration of Trust and may contain any further recital which the Sponsor deems appropriate, but the omission thereof shall not operate to bind any Shareholder individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking.

Section 9.02    Delaware Law to Govern; Jurisdiction; Waiver of Jury Trial. The validity and construction of this Declaration of Trust and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Section 9.02, and provided further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Act) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Series, the Trustee, the Sponsor, the Shareholders or this Declaration of Trust any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Act) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof; (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Declaration of Trust. Section 3540 of Title 12 of the Delaware Act shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in Wilmington, Delaware, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each of the parties hereto hereby waives the right to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Declaration of Trust.

Section 9.03    Provisions in Conflict with Law or Regulations.

(a)    The provisions of this Declaration of Trust are severable, and if the Sponsor shall determine, with the advice of counsel, that any of such provisions is in conflict with the Code, the Delaware Act or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Declaration of Trust; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination.

(b)    If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 9.04    Notices. All notices and other communications under this agreement shall be in writing in English, signed by the party giving it, and shall be deemed given, if to the Trustee or the Sponsor, when delivered personally, on the next Business Day after delivery to a recognized overnight courier, or mailed first class (postage prepaid), or when sent by electronic transmission (including e-mail or such other electronic transmission as the parties may from time to time agree), at the following addresses or numbers (or to such other address or number as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Sponsor, to:	Teucrium Asset Management, LLC Attn: Sal Gilbertie Three Main Street, Suite 215 Burlington, VT 05401 Email: sal.gilbertie@teucrium.com

with a copy to:	Eversheds Sutherland (US) LLP Attn: Eric Simanek, Esq. 700 Sixth Street NW Washington, DC 20001 Email: ericsimanek@eversheds-sutherland.us

If to the Trustee, to:	Wilmington Trust, National Association Attn: Amy M. Kohr 1100 N Market St Wilmington, DE 19801 Email: akohr@wilmingtontrust.com

Any notice to be given to a Shareholder shall be duly given if mailed or delivered to DTC Participants designated by DTC for delivery to Shareholders.

Section 9.05    Headings. The headings used in this Declaration of Trust have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Declaration of Trust.

Section 9.06    Derivative Actions. In addition to the requirements set forth in Section 3816 of the Delaware Act, to the fullest extent permitted by law, a Shareholder or Shareholders may bring a derivative action on behalf of the Trust only if the following conditions are met:

(a)    The Shareholder or Shareholders must make a pre-suit demand upon the Sponsor to bring the subject action unless an effort to cause the Sponsor to bring such an action is not likely to succeed. For purposes of this Section 9.06, a demand on the Sponsor shall only be deemed not likely to succeed and therefore excused if the Sponsor has a personal financial interest in the transaction at issue, and the Sponsor shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Shareholder demand by virtue of the fact that the Sponsor receives remuneration for its service as the Sponsor of the Trust or an employee or officer of the Sponsor receives remuneration for his or her service as a trustee or director of one or more investment companies that are under common management with or otherwise affiliated with the Trust.

(b)    Unless a demand is not required under paragraph (a) of this Section 9.06, Shareholders eligible to bring such derivative action under the Delaware Act who hold at least 10% of the outstanding Shares of the Trust, or 10% of the outstanding Shares of the Series or Class to which such action relates, shall join in the request for the Sponsor to commence such action; and

(c)    Unless a demand is not required under paragraph (a) of this Section 9.06, the Sponsor must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim. The Sponsor shall be entitled to retain counsel or other advisors in considering the merits of the request and shall require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Sponsor determines not to bring such action.

(d)    In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each Shareholder of the Trust or any Series or Class thereof agrees that any claim that affects all Shareholders of a Series or Class equally, that is, proportionately based on their number of Shares in such Series or Class, must be brought as a derivative claim subject to this Section 9.06 irrespective of whether such claim involves a violation of the Shareholders’ rights under this Declaration of Trust or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim.

(e)    Notwithstanding the foregoing, however, if a provision of this Section 9.06 is found to violate the U.S. federal securities laws, then such provision shall not apply to any claims asserted under such U.S. federal securities law.

Section 9.07    Corporate Transparency Act. The Corporate Transparency Act (31 U.S.C. § 5336) and its implementing regulations (collectively, the “CTA”), may require the Trust to file reports with Financial Crimes Enforcement Network. It shall be Sponsor’s duty and not the Trustee’s duty to prepare such filings, cause the Trust to make such filings, and to cause the Trust to comply with its obligations under the CTA, if any.

Section 9.08    Counterparts. This Declaration of Trust may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.09    Entire Agreement. This Declaration of Trust and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 9.10    Severability. In case any provision in this Declaration of Trust shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.11    Direction. The Trustee is hereby directed to execute this Declaration of Trust and the Sponsor confirms that all conditions precedent under the Initial Declaration have been satisfied.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Declaration of Trust to be duly executed and delivered as of April 24, 2026.

Teucrium Asset Management, LLC, as Sponsor

By:	/s/ Sal Gilbertie
Name: Sal Gilbertie
Title: Chief Executive Officer

Wilmington Trust, National Association, as Trustee

By:	/s/ Amy M. Kohr
Name: Amy M. Kohr
Title: Assistant Vice President

[Signature Page - Amended and Restated Agreement and Declaration of Trust of Texas Precious Metals Trust]

SCHEDULE A

●	Y’all Street Physical Gold ETF

●	Y’all Street Physical Silver ETF